EXHIBIT   99






                  SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.





                               FORM 11-K

                             ANNUAL REPORT

                   Pursuant to Section 15(d) of the

                    Securities Exchange Act of 1934

              For the Fiscal Year Ended December 31, 1995





           Employees' Stock Purchase Plan of UAL Corporation
                       (Full title of the Plan)


                            UAL Corporation
             (Employer sponsoring the Plan, issuer of the
               participations in the Plan and issuer of
                 the shares held pursuant to the Plan)


           1200 Algonquin Road, Elk Grove Township, Illinois
                           Mailing Address:
       UAL Corporation, P.O. Box 66919, Chicago, Illinois  60666
               (Address of principal executive offices)



                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To UAL Corporation:

          We have audited the accompanying statement of financial position of the Employees' Stock Purchase Plan of UAL Corporation (the "Plan") as of December 31, 1995 and 1994 and the related statement of changes in participants' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan's administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of December 31, 1995 and 1994 and the changes in its participants' equity for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.




                                           /s/ ARTHUR ANDERSEN LLP
                                           -----------------------
                                           ARTHUR ANDERSEN LLP


Chicago, Illinois
February 28, 1996




Signature

Pursuant to the requirements of the Securities Exchange Act of 1934,

the sponsor and issuer of the participants of the Plan, UAL

Corporation, has duly caused this Annual Report to be signed on its behalf by the undersigned thereunto duly authorized.







                                            UAL Corporation
                                  -----------------------------------
                                             Administrator




Dated February 28, 1996          By /s/ Douglas A. Hacker
                                   --------------------------------
                                    Douglas A. Hacker
                                    Senior Vice President - Finance



                    EMPLOYEES' STOCK PURCHASE PLAN
                          OF UAL CORPORATION
                   STATEMENT OF FINANCIAL POSITION
                (In Thousands, Except Number of Shares)


                                                 December 31
                                               1995        1994
                                             -------     -------
ASSETS

Cash                                         $  -        $   250

Participants' payroll deductions
  receivable from UAL Corporation                 88          71

Investment in common stock of
  UAL Corporation, at quoted market
  value (1995 - 126,762 shares, cost
  $12,499; 1994 - 124,429 shares, cost
  $11,263).                                   22,524      10,880
                                             -------     -------
                                             $22,612     $11,201
                                             =======     =======

LIABILITIES AND PARTICIPANTS' EQUITY


Payable to terminating and partially
  withdrawing participants, at
  quoted market value (1995 - 2,621
  shares, cost $254; 1994 - 1,271
  shares, cost $116).                        $   466     $   112

Participants' equity                          22,146      11,089
                                             -------     -------
                                             $22,612     $11,201
                                             =======     =======


The accompanying notes to financial statements are an integral part of these statements.

                    EMPLOYEES' STOCK PURCHASE PLAN
                          OF UAL CORPORATION
             STATEMENT OF CHANGES IN PARTICIPANTS' EQUITY
                            (In Thousands)


                                            Year Ended December 31
                                           1995       1994       1993
                                         -------    -------    -------
Balance at beginning of year             $11,089    $36,768    $43,505
                                         -------    -------    -------
Increase (decrease) during year:

  Participants' payroll deductions         2,975      4,601      8,600

  Company contribution                      -          -           227

  Realized gain on stock distributed
    to participants                        1,208      4,925      1,416

  Unrealized appreciation (depreciation)
    in value of investment                10,408     (9,090)     3,761

  Stock and cash for fractional
    shares distributed or amounts
    payable to participants, at
    market value                          (3,534)    (6,489)   (20,741)

  Cash distributed in connection
    with recapitalization                   -       (19,626)      -
                                         -------    -------    -------

                                          11,057    (25,679)    (6,737)
                                         -------    -------    -------
Balance at end of year                   $22,146    $11,089    $36,768
                                         =======    =======    =======



The accompanying notes to financial statements are an integral part of these statements.

                      EMPLOYEES' STOCK PURCHASE PLAN
                            OF UAL CORPORATION
                      NOTES TO FINANCIAL STATEMENTS


(1)  The Plan

The Employees' Stock Purchase Plan of UAL Corporation (the "Plan") is sponsored by UAL Corporation ("UAL"). UAL offers participation in the Plan to eligible employees of UAL and its subsidiaries.

(2)  Purchase and Distribution of Stock

The Plan invests only in the common stock of UAL. From January 1, 1991 through January 31, 1993, participants purchased stock at a 15% discount from current market prices. The difference between the market price and the participant's cost was contributed by United Airlines, Inc., a UAL subsidiary. Effective February 1, 1993, the 15% discount was discontinued.

Purchases are made by the Plan monthly, and the shares purchased are credited to the accounts of each participant on the basis of the ratio of the participant's contribution to total participants' contributions for the month. The cost of common stock purchased for the Plan includes all brokerage charges involved in the purchase.

When shares of stock are distributed to the individual participants pursuant to the terms of the Plan, the market value of such shares is removed from the investment account of the Plan.

Terminating participants receive a certificate for the full number of shares, plus cash for the fractional shares, held for their accounts. Partially withdrawing participants receive certificates for the full number of shares withdrawn. There are no forfeiture provisions under the Plan with respect to participants' contributions.

(3)  Investment in Common Stock of UAL

The investment in common stock of UAL is valued at the year-end published market prices as reported by the New York Stock Exchange.

(4)  Realized Gain on Stock Distributed to Participants

Gains on stock distributed to participants are realized to the extent of the difference between cost at acquisition and market value at the date of distribution.

(5)  Unrealized Appreciation (Depreciation) in Value of Investment

The unrealized appreciation (depreciation) in the value of investment is the change from the prior year-end to the current year-end in the difference between the market value and the cost of the investment.

The following is a summary of unrealized appreciation (depreciation):

                                           1995      1994       1993
                                         ------    -------     ------
                                               (In Thousands)
Balance at beginning of year             $  (383)  $ 8,707     $ 4,946

Increase (decrease) during year           10,408    (9,090)      3,761
                                         -------   -------     -------
Balance at end of year                   $10,025   $  (383)    $ 8,707
                                         =======   =======     =======

(6)  Administrative Expenses of the Plan

All administrative expenses of the Plan are paid by UAL.

(7)  Federal Income Tax

Under existing federal income tax laws, the Plan is not subject to federal income tax. Any dividend income is taxable to the participants upon distribution and receipt. When any shares of stock or rights acquired under the Plan are sold by or for a participant, any gain or loss must be recognized by that participant.

The 15% discount which was offered to participants was also considered taxable income to the participant.

(8)  Employee Investment Transaction and Recapitalization

On July 12, 1994, the shareholders of UAL approved a plan of recapitalization to provide an approximately 55% equity interest in UAL to certain employees of United in exchange for wage concessions and work-rule changes. The employees' equity interest will be allocated to individual employees through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as a part of the recapitalization. Pursuant to the terms of the plan of recapitalization, holders of old UAL common stock received approximately $2.1 billion in cash and the remaining 45% of the equity in the form of new common stock, which was issued at the rate of one half share of new common stock for each share of old common stock.

The cash consideration received by the Plan was distributed to Plan participants at a rate of $84.81 per old common share held in the Plan as of July 12, 1994. Additionally, each old common share held by participants as of this date was exchanged for one half new common share, thereby reducing the Plan participants' balances proportionately.